                                                                  EXHIBIT (c)(1)



                      LIMITED APPRAISAL OF THE MARKET VALUE
                                 OF THE 166-ROOM
                            CASA MUNRAS GARDEN HOTEL
                         LOCATED IN MONTEREY, CALIFORNIA

                        EFFECTIVE DATE OF THE APPRAISAL:
                                  March 1, 2003

                                  PREPARED FOR:
                                Mr. John Rothman
                         Casa Munras Hotel Partners, LP
                                 General Partner
                                4661 Arriba Drive
                            Tarzana, California 91356

                                  PREPARED BY:
                                 PKF Consulting
                            San Francisco, California

                               DATE OF THE REPORT:
                                  March 1, 2003

March 1, 2003

Mr. John Rothman
General Partner
Casa Munras Hotel Partners, LP
4661 Arriba Drive
Tarzana, California 91356

RE:   THE CASA MUNRAS GARDEN HOTEL - MONTEREY, CALIFORNIA

Dear Mr. Rothman:

In accordance with your request, we have completed an updated appraisal of the market value of the 166-room Casa Munras Garden Hotel located in Monterey, California.

A.    INTRODUCTION

The purpose of this appraisal is to estimate the market value of the fee simple estate in the above referenced property in its existing "as is" condition. The function of the appraisal is for internal partnership valuation purposes. No other use is permitted under the terms of our engagement. The property is valued on a going-concern basis, including all rights of realty, personalty, and intangible value. The effective date of value is March 1, 2003.

B.    SCOPE OF WORK

The scope of our work included an inspection of the subject property, research and analysis of local economic and market conditions, an analysis of the property's historical operating results, estimation of the property's future operating performance, and derivation of a value estimate using only the Income Capitalization Approach to valuation.

At the request of our client, we did not utilize either the Sales Comparison or Cost Approaches to value the subject. Accordingly, this appraisal process involved a departure from Standard Rule 1-4 the Uniform Standards of Professional Appraisal Practice (USPAP). Therefore, this valuation is considered a limited appraisal.

MR. JOHN ROTHMAN                          2                        MARCH 1, 2003
--------------------------------------------------------------------------------

Furthermore, at the request of our client, our findings are presented in this restricted use letter for internal purposes.

It is not the intent of this letter to provide an extensive discussion of our research and analysis, but to present a statement of final value. The descriptions, explanations, analyses, and documentation contained herein are significantly less detailed than would be presented in a self-contained appraisal report. Because of these exclusions, the usefulness of this report is limited. As a result, reader familiarity with the property is assumed, and this report is restricted for use by you and the partnership for your internal purposes.

The terms "market value" and "going concern" as used herein are defined as follows.

         "MARKET VALUE" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of the specified date and the passing of title from seller to buyer under conditions whereby:

            1.    Buyer and seller are typically motivated;

            2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

            3.    A reasonable time is allowed for exposure in the open market;

            4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and,

            5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)


         "MARKET VALUE AS IS" on the appraisal date means an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualification as of the date the appraisal is prepared.(2)

--------
(1) Federal Register, Vol. 55, 165, Friday, August 24, 1996, Rules and Regulations, 12 CFR Part 34.42(F)

(2) Appraisal Policies and Practices of Insured Institutions and Services Corporation Federal Home Loan Bank Board, "Final Rule", 12 CFR Parts 563 and 571, December 31, 1987

MR. JOHN ROTHMAN                          3                        MARCH 1, 2003
--------------------------------------------------------------------------------

         "GOING CONCERN VALUE" is the market value of all the tangible and intangible assets of an established and operating business with an indefinite life, as if sold in aggregate.(3)

The property rights appraised represent the fee simple interest in the subject. The definition of a fee simple estate is presented below.

         "FEE SIMPLE ESTATE" is the absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.(4)

The scope of our appraisal methodology included a limited analysis of the competitive market of the Casa Munras Garden Hotel. More specifically, our evaluation of the subject property included the following work program.

            1. We analyzed in detail the historical operating performance of the property over the last three years.

            2. We performed an inspection of the property. In this inspection, we identified any areas of deferred maintenance and/or functional obsolescence.

            3. We evaluated the economic environment of the property's local market. In this analysis, we primarily focused on economic factors which impact the demand for lodge and resort facilities such as changes in population, employment, and income.

            4. We performed an analysis of the property's future market position. This analysis included a projection of the future operating performance of the hotel.


Based on our evaluation of the foregoing, we developed an estimate of the market value of the subject using both the direct capitalization and discounted cash flow methods of valuation.

The earnings stream most commonly used as the basis for this method of valuation is the net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization, and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for the property. The projected operating income for the subject was based on our review of the historical operating results of the hotel, coupled with our analysis of the historical operating results of comparable


--------
(3) Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th edition (Chicago: Appraisal Institute, 2002) page 127

(4) Ibid. page 113

MR. JOHN ROTHMAN                          4                        MARCH 1, 2003
--------------------------------------------------------------------------------

hotels. Under the direct capitalization technique, the earnings stream for a typical or stabilized year of operation is converted into a value estimate by dividing our income estimate by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses. This analysis is presented in Addendum D.

In yield capitalization, the value of a property is the present value of the net operating income of the property in each year of a holding period (here projected to be 10 years) and the value of the property when sold at the end of the holding period (the reversion). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale. Our valuation using this approach is presented in Addendum E.

C.    VALUATION CONCLUSION

Based on the work undertaken and our experience as real estate analysts and appraisers, we are of the opinion that the "as is" market value of the fee simple interest in the Casa Munras Garden Hotel as of March 1, 2003 is as follows:

                   ELEVEN MILLION SIX HUNDRED THOUSAND DOLLARS
                   ===========================================
                                   $11,600,000

MR. JOHN ROTHMAN                          5                        MARCH 1, 2003
--------------------------------------------------------------------------------

To the best of our belief, this appraisal report conforms to requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Foundation. The letter report is subject to the Certification and Statement of General Assumptions and Limiting Conditions presented in the addenda to this letter.

                                  Very truly yours,

                                  PKF CONSULTING

                                  /s/ THOMAS E. CALLAHAN
                                  ----------------------------------------------
                                  Thomas E. Callahan, CPA, CRE, MAI
                                  Executive Vice President
                                  California Certified General Appraiser #AG9618

                                  /s/ KIMO BERTRAM
                                  ----------------------------------------------
                                  Kimo Bertram
                                  Consultant

                                     ADDENDA

                                   ADDENDUM A

                         CERTIFICATION OF THE APPRAISERS

                         CERTIFICATION OF THE APPRAISERS

I, Thomas E. Callahan, CPA, CRE, MAI certify that, to the best of my knowledge and belief:

      - The statements of fact contained in this report are true and correct.

      - The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, conclusions, and recommendations.

      - I have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

      - I have no bias with respect to any property that is the subject of this report or to the parties involved with this assignment.

      - My engagement in this assignment as not contingent upon developing or reporting predetermined results.

      - My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this report.

      - The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

      - I have made a personal inspection of the property that is the subject of this report.

      - Kimo Bertram has provided significant professional assistance to the persons signing this report.

      - I certify that, to the best of my knowledge and belief, the reported analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

      - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      - As of the date of this report, Mr. Callahan has completed the requirements of the continuing education program of the Appraisal Institute.

      - Thomas E. Callahan is Certified General Real Estate Appraisers in the State of California.


Based on the work undertaken and our experience as real estate analysts and appraisers, we are of the opinion that the market value "as is" of the fee simple interest in the Casa Munras Garden Hotel as of March 1, 2003, is:

                   ELEVEN MILLION SIX HUNDRED THOUSAND DOLLARS
                   ===========================================
                                   $11,600,000

Respectfully submitted,

/s/ THOMAS E. CALLAHAN
-------------------------------
Thomas E. Callahan, CPA, CRE, MAI
Executive Vice President
California Certified General Appraiser #AG9618

                                   ADDENDUM B

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

DATE OF VALUE - The conclusions and opinions expressed in this report apply to the date of value set forth in the letter of transmittal accompanying this report. The dollar amount of any value opinion or conclusion rendered or expressed in this report is based upon the purchasing power of the American dollar existing in the date of value.

ECONOMIC AND SOCIAL TRENDS - The appraiser assumes no responsibility for economic, physical or demographic factors which may affect or alter the opinions in this report if said economic, physical or demographic factors were not present as of the date of the letter of transmittal accompanying this report. The appraiser is not obligated to predict future political, economic or social trends.

INFORMATION FURNISHED BY OTHERS - In preparing the report, the appraiser was required to rely on information furnished by other individuals or found in previously existing records and/or documents. Unless otherwise indicated, such information is presumed to be reliable. However, no warranty, either express or implied, is given by the appraiser for the accuracy of such information and the appraiser assumes no responsibility for information relied upon later found to have been inaccurate. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

TITLE - No opinion as to the title of the subject property is rendered. Data related to ownership and legal description was obtained from the attached title report records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The property is appraised assuming it to be under responsible ownership and competent management, and available for its highest and best use.

HIDDEN CONDITIONS - The appraiser assumes no responsibility for hidden or unapparent conditions of the property, subsoil, ground water or structures that render the subject property more or less valuable. No responsibility is assumed for arranging for engineering, geologic or environmental studies that may be required to discover such hidden or unapparent conditions.

HAZARDOUS MATERIALS - The appraiser has not been provided any information regarding the presence of any material or substance on or in any portion of the subject property or improvements thereon, which material or substance possesses or may possess toxic, hazardous and/or other harmful and/or dangerous characteristics. Unless otherwise stated in the report, the appraiser did not become aware of the presence of any such material or substance during the appraiser's inspection of the subject property. However, the appraiser is not qualified to investigate or test for the presence of such materials or substances. The presence of such materials or substances may adversely affect the value of the subject property. The value estimated in this report is predicted on the assumption that no such material or substance is present on or in the subject property or in such proximity thereto that it would cause a loss in value. The appraiser assumes no responsibility for the presence of any such substance or material on or in the subject property, nor for any expertise or engineering knowledge required to discover the presence of such substance or material. Unless otherwise stated, this report assumes the subject property is in compliance with all federal, state and local environmental laws, regulations and rules.

ZONING AND LAND USE - Unless otherwise stated, the subject property is appraised assuming it to be in full compliance with all applicable zoning and land use regulations and restrictions.

LICENSES AND PERMITS - Unless otherwise stated, the property is appraised assuming that all required licenses, permits, certificates, consents or other legislative and/or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS
                                   (Continued)


ENGINEERING SURVEY - No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area of the subject property was taken from sources considered reliable and no encroachment of the subject property is considered to exist.

SUBSURFACE RIGHTS - No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the property is subject to surface entry for the exploration or removal of such materials, except as is expressly stated.

MAPS, PLATS AND EXHIBITS - Maps, plats and exhibits included in this report are for illustration only to serve as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced or used apart from the report.

LEGAL MATTERS - No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

ALLOCATION BETWEEN LAND AND IMPROVEMENTS - The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used.

RIGHT OF PUBLICATION - Possession of this report, or a copy of it, does not carry with it the right of publication. Without the written consent of the appraiser, this report may not be used for any purpose by any person other than the party to whom it is addressed. In any event, this report may be used only with properly written qualification and only in its entirety for its stated purpose.

TESTIMONY IN COURT - Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance of said hearing. Further, unless otherwise indicated, separate arrangements shall be made concerning compensation for the appraiser's time to prepare for and attend any such hearing.

STRUCTURAL DEFICIENCIES - The appraiser has personally inspected the subject property, and except as noted in this report, finds no obvious evidence of structural deficiencies in any improvements located on the subject property. However, the appraiser assumes no responsibility for hidden defects or non-conformity with specific governmental requirements, such as fire, building and safety, earthquake or occupancy codes, unless inspections by qualified independent professionals or governmental agencies were provided to the appraiser. Further, the appraiser is not a licensed engineer or architect and assumes no responsibility for structural deficiencies not apparent to the appraiser at the time of this inspection.

TERMITE/PEST INFESTATION - No termite or pest infestation report was made available to the appraiser. It is assumed that there is no significant termite or pest damage or infestation, unless otherwise stated.

INCOME DATA PROVIDED BY THIRD PARTY - Income and expense data related to the property being appraised was provided by the client and is assumed, but not warranted, to be accurate.

ASBESTOS - The appraiser is not aware of the existence of asbestos in any improvements on the subject property. However, the appraiser is not trained to discover the presence of asbestos and assumes no responsibility should asbestos be found in or at the subject property. For the purposes of this report, the appraiser assumes the subject property is free of asbestos and that the subject property meets all federal, state and local laws regarding asbestos abatement.

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS
                                   (Continued)


ARCHEOLOGICAL SIGNIFICANCE - No investigation has been made by the appraiser and no information has been provided to the appraiser regarding potential archeological significance of the subject property or any portion thereof. This report assumes no portion of the subject property has archeological significance.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT - The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

DEFINITIONS AND ASSUMPTIONS - The definitions and assumptions upon which our analyses, opinions and conclusions are based are set forth in appropriate sections of this report and are to be part of these general assumptions as if included here in their entirety.

UTILIZATION OF THE LAND AND/OR IMPROVEMENTS - It is assumed that the utilization of the land and/or improvements is within the boundaries or property described herein and that there is no encroachment or trespass.

ENCROACHMENTS - It is assumed that the utilization of the land and/or improvements is within the boundaries or property described herein and that there is no encroachment or trespass.

DISSEMINATION OF MATERIAL - Use and disclosure of the contents of this report is governed by the bylaws and regulations of the Appraisal Institute. Neither all or any part of the contents of this report (especially the conclusions as to value, the identity of the appraiser or the firm with which they are connected, or any reference to the Appraisal Institute or to the MAI or RM designations) shall be disseminated to the general public through advertising or sales media, public relations media, new media or other public means of communication without the prior written consent and approval of the appraiser(s).

DISTRIBUTION AND LIABILITY TO THIRD PARTIES - The party of whom this appraisal report was prepared may distribute copies of this appraisal report only in its entirety to such third parties as may be selected by the party for whom this appraisal report was prepared; however, portions of this appraisal report shall not be given to third parties without our written consent. Liability to third parties will not be accepted.

USE IN OFFERING MATERIALS - This appraisal report, including all cash flow forecasts, market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to PKF Consulting in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless PKF Consulting has approved in writing the text of any such reference or reproduction prior to the distribution and filing thereof.

LIMITS TO LIABILITY - PKF Consulting cannot be held liable in any cause of action resulting in litigation for any dollar amount which exceeds the total fees collected from this individual engagement.

LEGAL EXPENSES - Any legal expenses incurred in defending or representing ourselves concerning this assignment will be the responsibility of the client.

                                   ADDENDUM C

                  STATEMENT OF QUALIFICATIONS OF THE APPRAISER

                                QUALIFICATIONS OF
                        THOMAS E. CALLAHAN, CPA, CRE, MAI
                            EXECUTIVE VICE PRESIDENT

PROFESSIONAL HISTORY

     Present    Executive Vice President, PKF Consulting
                San Francisco, California

     Prior      Pannell Kerr Forster, Boston and Los Angeles
                         Partner-in-Charge
                Pannell Kerr Forster, Dallas and Houston
                         Partner


AREAS OF EXPERTISE                 Economic, financial, operational, management
                               and valuation consulting for the real estate, hospitality and related service industries.

REPRESENTATIVE
PROJECTS Numerous market and economic feasibility studies for hotels, motor hotels, and resorts in the United States, Europe, the Pacific, and Southeast Asia.

                               Acquisition studies and development planning for numerous hotels and motor hotels.

                               Appraisal of the market value of all types of income producing properties including: hotels, restaurants, ski resorts, office buildings, golf courses, mixed-use and retail developments.

                               Market and economic feasibility studies for retirement and long-term health care facilities located in Texas and California.

                               Preparation of master plan studies for the development of multi-use real estate projects in the Republic of China, Singapore, and the United States. These studies include highest and best use analyses for the proposed site, market and financial feasibility analyses, economic valuations and development of the management structure for project implementation.

                               Development of reorganization plans and expert testimony in court for bankruptcy proceedings associated with all types of hotels and resorts.

QUALIFICATIONS OF
THOMAS E. CALLAHAN, CPA, CRE, MAI

REPRESENTATIVE
PROJECTS Evaluation of the organization structure, financial controls and management information systems of the Armed Forces Recreation Center located in the Federal Republic of Germany.

                               Operational reviews, financial analyses, management evaluations and systems analyses for hotels, resorts, restaurants, and clubs.

                               Valuation of large, complex real estate and business holdings, including the Aspen Skiing Company, Aspen Colorado; Angel Fire Ski Company, Angel Fire, New Mexico; and the Embarcadero Center, San Francisco, California.

                               Preparation of cash flow and return on investment calculations for proposed, operating and distressed hotels, resorts, restaurants, and clubs.

                               Appraisal of the market value of large real estate portfolios, including all Trusthouse Forte, Inc. hotel properties; all company owned Hilton Hotels; all Vagabond Inns; all Western 6 Motels; and all of the holdings of Hotel Investors Trust.

                               Operational analysis, financial review and long-range development for hotels and resorts.

                               Market and economic feasibility study for a proposed major international class hotel to be located in Bandar Seri Begawan, Brunei.

                               Long-range budgeting, economic feasibility and economic impact analysis for the Industry Hills Civic Recreation Center located in the City of Industry, California.

                               Market and economic feasibility analysis for numerous convention and exhibit centers including the Los Angeles Convention Center and the Taipei World Trade Center.

                               Development of the organizational structure and job descriptions and requirements for a multi-use facility, which includes a hotel, convention center and numerous recreational facilities.

QUALIFICATIONS OF
THOMAS E. CALLAHAN, CPA, CRE, MAI

REPRESENTATIVE
PROJECTS
(Continued)                    Development of procedural manuals for the
                               operation of major hotels.

                               Accounting system, internal control procedures and management information system design and implementation for hotel, club, and restaurant operations.

EDUCATION              WASHINGTON STATE UNIVERSITY
                       Bachelor of Arts in Business Administration

                       APPRAISAL INSTITUTE
                       Completed All Courses Required for Membership

PROFESSIONAL
QUALIFICATIONS         Certified Public Accountant in Massachusetts, California
                       and Texas
                       Certified General Real Estate Appraiser - State of
                       California

PROFESSIONAL
AFFILIATIONS           Member of the Appraisal Institute (MAI)
                       American Society of Real Estate Counselors (CRE)
                       International Society of Hospitality Consultants (ISHC)
                       American Institute of Certified Public Accountants
                       California Society of Certified Public Accountants
                       Texas Society of Certified Public Accountants
                       Massachusetts Society of Certified Public Accountants
                       American Hotel & Motel Association - Research Committee
                       American Institute of Certified Public Accountants - MAS
                       Executive Committee Member

PROFESSIONAL
ACTIVITIES             Guest speaker at various industry seminars

EXPERT
TESTIMONY              Admitted as an expert in both State and Federal courts
                       located in Illinois, California, Texas and New Mexico

                                QUALIFICATIONS OF
                                  KIMO BERTRAM
                                   CONSULTANT

PROFESSIONAL HISTORY

      Present              PKF Consulting - San Francisco
                           Consultant

      Prior                Old Ebbitt Grill - Washington D.C.
                           Manager

AREAS OF EXPERTISE         Operational planning and evaluation of
                           hospitality industry activities. Extensive experience in the on-going operations of restaurants.

                           Preparation of market feasibility studies for hotels and estimated financial income statements.

                           Preparation of full narrative appraisals of lodging properties focusing on valuation of projected operating income.

EDUCATION                  Cornell University, Ithaca, New York
                           School of Hospitality Administration
                           Bachelor of Science, 1998

SUMMARY OF REPRESENTATIVE
PROJECTS

                           Market demand analysis and product recommendations for several limited and full service hotels located throughout Northern California.

                           Appraisal of the to be built 210-room full service Hilton hotel to be located in Campbell, California.

                           Appraisal of several to be built and existing full service hotels located throughout Northern California.

                           Market demand analysis, product recommendation, and valuation of a proposed luxury mixed-use development in downtown Seattle, Washington.

                           Appraisal of several full-service hotels in and around Denver, Colorado.

                           Market demand analysis and estimated annual-cash flow projections for an extended-stay hotel to be located in Reno, Nevada.

                           Impact analysis of a proposed affiliation of an independent hotel on a chain affiliated hotel within the Monterey, California hotel market.

                           A food and beverage operational analysis for the Meadow Club, a prominent golf and country club in Fairfax, California.

PROFESSIONAL
MEMBERSHIPS                Cornell Hotel Society

                           The Appraisal Institute - Northern California
                           Chapter

                                   ADDENDUM D

                      VALUATION USING DIRECT CAPITALIZATION

CASA MUNRAS

                        VALUATION - DIRECT CAPITALIZATION

Net Operating Income (Rep. Year inflated to Yr 1 $$)                $ 1,438,000
     Overall Capitalization Rate                                          11.00%
                                                                    -----------
Value Before Income Loss                                            $13,072,727

                             INCOME LOSS CALCULATION

             Projected   Representative    Income           PV
                NOI         Year NOI      Loss/(Gain)      5.50%           PV
                ---         --------      -----------      -----           --
2003/04     $  636,000     $1,438,000     $  802,000     0.947867     $    760,190
2004/05        989,000      1,481,140        492,140     0.898452          442,164
2005/06      1,284,000      1,525,574        241,574     0.851614          205,728
2006/07      1,586,000      1,571,341              0     0.807217                0
2007/08      1,641,000      1,618,482              0     0.765134                0
2008/09      1,657,000      1,667,036              0     0.725246                0
2009/10      1,745,000      1,717,047              0     0.687437                0
2010/11      1,791,000      1,768,559              0     0.651599                0
2011/12      1,836,000      1,821,615              0     0.617629                0
2012/13      1,877,000      1,876,264              0     0.585431                0

Income Rent Loss/(Gain)                   $1,535,714                  $  1,408,082
                                                                      ------------

Value Before Income Loss                                              $ 13,072,727
     Less Income Loss                                                    1,408,082
                                                                      ------------

Direct Capitalization Value (Rounded)                                 $ 11,700,000

                                               Less Renovation Costs  $         --

Value (Rounded)                                                       $ 11,700,000
Value Per Room                                                        $     70,482

CASA MUNRAS
Representative Year of Operation


                                               STATED IN            2003/04            DOLLARS
                                               ---------            -------            -------
Number of Units:                                                        166
Number of Annual Rooms Available:                                    60,590
Number of Rooms Occupied:                                            39,384
Annual Occupancy:                                                      65.0%
Average Daily Rate:                                                 $116.00
Revenue Per Available Room:                                         $ 75.40

                                                 Amount         Ratio   Per Room       P.O.R.
                                                 ------         -----   --------       ------

Revenues
  Rooms                                        $4,568,000        82.8%   $27,518     $   115.99
  Food & Beverage                                 788,000        14.3%     4,747          20.01
  Telecommunications                               39,000         0.7%       235           0.99
  Rentals and Other Income                        120,000         2.2%       723           3.05
                                               ----------       -----    -------     ----------
    Total Revenues                              5,515,000       100.0%    33,223         140.03
                                               ----------       -----    -------     ----------

Departmental Expenses
  Rooms                                         1,300,000        28.5%     7,831          33.01
  Food & Beverage                                 693,000        87.9%     4,175          17.60
  Telecommunications                               20,000        51.3%       120           0.51
                                               ----------       -----    -------     ----------
    Total Departmental Expenses                 2,013,000        36.5%    12,127          51.11
                                               ----------       -----    -------     ----------
Departmental Profit                             3,502,000        63.5%    21,096          88.92
                                               ----------       -----    -------     ----------

Undistributed Expenses
  Administrative & General                        538,000         9.8%     3,241          13.66
  Marketing                                       332,000         6.0%     2,000           8.43
  Property Operation and Maintenance              357,000         6.5%     2,151           9.06
  Utility Costs                                   175,000         3.2%     1,054           4.44
                                               ----------       -----    -------     ----------
    Total Undistributed Operating Expenses      1,402,000        25.4%     8,446          35.60
                                               ----------       -----    -------     ----------
Gross Operating Profit                          2,100,000        38.1%    12,651          53.32
                                               ----------       -----    -------     ----------
  Base Management Fee                             221,000         4.0%     1,331           5.61
                                               ----------       -----    -------     ----------
Fixed Expenses
  Property Taxes                                  117,000         2.1%       705           2.97
  Insurance                                       103,000         1.9%       620           2.62
                                               ----------       -----    -------     ----------
    Total Fixed Expenses                          220,000         4.0%     1,325           5.59
                                               ----------       -----    -------     ----------
Net Operating Income                            1,659,000        30.1%     9,994          42.12
                                               ----------       -----    -------     ----------
  FF&E Reserve                                    221,000         4.0%     1,331           5.61
                                               ----------       -----    -------     ----------
Net Operating Income After Reserve             $1,438,000        26.1%   $ 8,663     $    36.51
                                               ----------       -----    -------     ----------
Source: PKF CONSULTING

                                   ADDENDUM E

                      VALUATION USING YIELD CAPITALIZATION

CASA MUNRAS
--------------------------------------------------------------------------------
                        VALUATION - DISCOUNTED CASH FLOW
--------------------------------------------------------------------------------

                                                                           Unrounded
                           Number of        Projected        14.00%         Present
Period                      Months             NOI         PV Factor         Value
------                      ------             ---         ---------         -----
2003/04                      12           $    636,000      0.877193      $   557,895
2004/05                      24                989,000      0.769468          761,003
2005/06                      36              1,284,000      0.674972          866,663
2006/07                      48              1,586,000      0.592080          939,039
2007/08                      60              1,641,000      0.519369          852,284
2008/09                      72              1,657,000      0.455587          754,907
2009/10                      84              1,745,000      0.399637          697,367
2010/11                      96              1,791,000      0.350559          627,851
2011/12                      108             1,836,000      0.307508          564,585
2012/13                      120             1,877,000      0.269744          506,309
Reversion                                   16,408,963      0.269744        4,426,216
                                                                          -----------
                                                                          $11,554,120

RENOVATION COSTS                                                          $        --

ROUNDED                                                                   $11,600,000
                                                                          -----------

                             VALUE OF THE REVERSION

Year 11 NOI Before Property Taxes                                         $ 2,094,000


  Terminal Capitalization Rate                                              11.500000%
  Effective Levy Rate                                                        1.006000%
                                                                          -----------
  Combined Cap Rate                                                         12.506000%
                                                                          -----------
Indicated Value at Reversion (Fee Simple Interest)                        $16,743,963
  Less Selling Costs                                                         (335,000)
                                                                          -----------
Net Reversion                                                              16,408,963
                                                                          -----------
Value (Rounded)                                                           $11,600,000
Value Per Room                                                            $    69,880
Going-in Rate-Year 1                                                             5.48%

CASA MUNRAS
Projected Operating Results
Fiscal Years

                                 2003/04             2004/05             2005/06              2006/07             2007/08
Number of Units:                     166                 166                 166                  166                 166
Number of Annual Rooms
  Available:                      60,590              60,590              60,590               60,590              60,590
Number of Rooms Occupied:         29,080              33,320              36,350               39,380              39,380
Annual Occupancy:                   48.0%               55.0%               60.0%                65.0%               65.0%
Average Daily Rate:              $116.00             $119.00             $123.00              $127.00             $131.00
Revenue Per Available Room:      $ 55.68             $ 65.45             $ 73.80              $ 82.55              $85.15

                                Amount    Ratio     Amount    Ratio     Amount     Ratio     Amount    Ratio     Amount     Ratio
                                ------    -----     ------    -----     ------     -----     ------    -----     ------     -----
Revenues
  Rooms                       $3,373,000   80.2%  $3,965,000   81.4%  $4,471,000    82.2%  $5,001,000   82.9%  $5,159,000    82.9%
  Food & Beverage                685,000   16.3%     749,000   15.4%     804,000    14.8%     861,000   14.3%     887,000    14.2%
  Telecommunications              29,000    0.7%      34,000    0.7%      39,000     0.7%      43,000    0.7%      44,000     0.7%
  Rentals and Other Income       117,000    2.8%     121,000    2.5%     126,000     2.3%     131,000    2.2%     135,000     2.2%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Revenues             4,204,000  100.0%   4,869,000  100.0%   5,440,000   100.0%   6,036,000  100.0%   6,225,000   100.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Departmental Expenses
  Rooms                        1,062,000   31.5%   1,194,000   30.1%   1,304,000    29.2%   1,420,000   28.4%   1,463,000    28.4%
  Food & Beverage                604,000   88.2%     660,000   88.1%     708,000    88.1%     758,000   88.0%     780,000    87.9%
  Telecommunications              15,000   51.7%      17,000   50.0%      19,000    48.7%      22,000   51.2%      22,000    50.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Departmental
      Expenses                 1,681,000   40.0%   1,871,000   38.4%   2,031,000    37.3%   2,200,000   36.4%   2,265,000    36.4%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Departmental Profit            2,523,000   60.0%   2,998,000   61.6%   3,409,000    62.7%   3,836,000   63.6%   3,960,000    63.6%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Undistributed Expenses
  Administrative & General       467,000   11.1%     504,000   10.4%     542,000    10.0%     588,000    9.7%     606,000     9.7%
  Marketing                      332,000    7.9%     342,000    7.0%     352,000     6.5%     363,000    6.0%     374,000     6.0%
  Property Operation and
    Maintenance                  357,000    8.5%     368,000    7.6%     379,000     7.0%     390,000    6.5%     402,000     6.5%
  Utility Costs                  175,000    4.2%     180,000    3.7%     186,000     3.4%     191,000    3.2%     197,000     3.2%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Undistributed
      Operating Expenses       1,331,000   31.7%   1,394,000   28.6%   1,459,000    26.8%   1,532,000   25.4%   1,579,000    25.4%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Gross Operating Profit         1,192,000   28.4%   1,604,000   32.9%   1,950,000    35.8%   2,304,000   38.2%   2,381,000    38.2%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Base Management Fee              168,000    4.0%     195,000    4.0%     218,000     4.0%     241,000    4.0%     249,000     4.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Fixed Expenses
  Property Taxes                 117,000    2.8%     119,000    2.4%     121,000     2.2%     124,000    2.1%     126,000     2.0%
  Insurance                      103,000    2.5%     106,000    2.2%     109,000     2.0%     112,000    1.9%     116,000     1.9%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Fixed Expenses         220,000    5.2%     225,000    4.6%     230,000     4.2%     236,000    3.9%     242,000     3.9%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Net Operating Income             804,000   19.1%   1,184,000   24.3%   1,502,000    27.6%   1,827,000   30.3%   1,890,000    30.4%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

  FF&E Reserve                   168,000    4.0%     195,000    4.0%     218,000     4.0%     241,000    4.0%     249,000     4.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Net Operating Income
  After Reserve               $  636,000   15.1%  $  989,000   20.3%  $1,284,000    23.6%  $1,586,000   26.3%  $1,641,000    26.4%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----

Source: PKF CONSULTING         Full Year
                                   of
                               Operation

CASA MUNRAS
Projected Operating Results
Fiscal Years

                                 2008/09             2009/10             2010/11              2011/12             2012/13
Number of Units:                     166                 166                 166                  166                 166
Number of Annual Rooms
  Available:                      60,590              60,590              60,590               60,590              60,590
Number of Rooms Occupied:         39,380              39,380              39,380               39,380              39,380
Annual Occupancy:                   65.0%               65.0%               65.0%                65.0%               65.0%
Average Daily Rate:              $134.00             $139.00             $143.00              $147.00             $151.00
Revenue Per Available Room:      $ 87.10             $ 90.35             $ 92.95              $ 95.55             $ 98.15


                                Amount    Ratio     Amount    Ratio     Amount     Ratio     Amount    Ratio     Amount     Ratio
                                ------    -----     ------    -----     ------     -----     ------    -----     ------     -----

Revenues

  Rooms                       $5,277,000   82.8%  $5,474,000   82.9%  $5,631,000    82.9%  $5,789,000   82.8%  $5,946,000    82.8%
  Food & Beverage                913,000   14.3%     941,000   14.2%     969,000    14.3%     998,000   14.3%   1,028,000    14.3%
  Telecommunications              46,000    0.7%      47,000    0.7%      48,000     0.7%      50,000    0.7%      51,000     0.7%
  Rentals and Other Income       139,000    2.2%     143,000    2.2%     147,000     2.2%     152,000    2.2%     156,000     2.2%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Revenues             6,375,000  100.0%   6,605,000  100.0%   6,795,000   100.0%   6,989,000  100.0%   7,181,000   100.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Departmental Expenses
  Rooms                        1,507,000   28.6%   1,552,000   28.4%   1,598,000    28.4%   1,646,000   28.4%   1,696,000    28.5%
  Food & Beverage                804,000   88.1%     828,000   88.0%     853,000    88.0%     878,000   88.0%     905,000    88.0%
  Telecommunications              23,000   50.0%      24,000   51.1%      24,000    50.0%      25,000   50.0%      26,000    51.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Departmental
      Expenses                 2,334,000   36.6%   2,404,000   36.4%   2,475,000    36.4%   2,549,000   36.5%   2,627,000    36.6%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Departmental Profit            4,041,000   63.4%   4,201,000   63.6%   4,320,000    63.6%   4,440,000   63.5%   4,554,000    63.4%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Undistributed Expenses
  Administrative & General       624,000    9.8%     643,000    9.7%     662,000     9.7%     682,000    9.8%     702,000     9.8%
  Marketing                      385,000    6.0%     396,000    6.0%     408,000     6.0%     421,000    6.0%     433,000     6.0%
  Property Operation and
    Maintenance                  414,000    6.5%     426,000    6.4%     439,000     6.5%     452,000    6.5%     466,000     6.5%
  Utility Costs                  203,000    3.2%     209,000    3.2%     215,000     3.2%     222,000    3.2%     229,000     3.2%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Undistributed
      Operating Expenses       1,626,000   25.5%   1,674,000   25.3%   1,724,000    25.4%   1,777,000   25.4%   1,830,000    25.5%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Gross Operating Profit         2,415,000   37.9%   2,527,000   38.3%   2,596,000    38.2%   2,663,000   38.1%   2,724,000    37.9%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
  Base Management Fee            255,000    4.0%     264,000    4.0%     272,000     4.0%     280,000    4.0%     287,000     4.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Fixed Expenses
  Property Taxes                 129,000    2.0%     131,000    2.0%     134,000     2.0%     137,000    2.0%     139,000     1.9%
  Insurance                      119,000    1.9%     123,000    1.9%     127,000     1.9%     130,000    1.9%     134,000     1.9%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
    Total Fixed Expenses         248,000    3.9%     254,000    3.8%     261,000     3.8%     267,000    3.8%     273,000     3.8%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Net Operating Income           1,912,000   30.0%   2,009,000   30.4%   2,063,000    30.4%   2,116,000   30.3%   2,164,000    30.1%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
  FF&E Reserve                   255,000    4.0%     264,000    4.0%     272,000     4.0%     280,000    4.0%     287,000     4.0%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Net Operating Income After
  Reserve                     $1,657,000   26.0%  $1,745,000   26.4%  $1,791,000    26.4%  $1,836,000   26.3%  $1,877,000    26.1%
                              ----------  -----   ----------  -----   ----------   -----   ----------  -----   ----------   -----
Source: PKF CONSULTING

                                   ADDENDUM F

                          TRENDS IN THE HOTEL INDUSTRY

[TRENDS PKF LOGO LETTERHEAD]


Northern California
----------------------------------------
December 2002

                  Welcome, Flat Growth Society Conventioneers!

DECEMBER IN NORTHERN CALIFORNIA
-------------------------------

When we look down at 2002 from a higher spot on the business Ferris wheel, we'll say "Ugh, what a year." We'll amaze the children with stories of how hotels discounted to build occupancies, how they cut out cancellation penalties, how they actually sold inventory to online brokers and then found they couldn't compete... tales that'll get the kiddies protesting. "Aw, Gramps, you're just makin' that up." No, 2002 will be remembered as a year when hoteliers wished for nothing more than that growth would just stay flat.

Overall year-end 2002 rates and occupancies for Northern California were lower than they were for year-end 2001. Of the ten Northern California markets we track, seven recorded lower rates and occupancies for 2002 than they did in 2001. The ones that showed some growth did so just barely: Other Northern California grew in rate by only 1.6 percent. Central Valley grew in occupancy by 0.5 percent. And those were the big numbers.

Looking at the month of December, we see that all ten markets recorded lower rates and occupancies than in November. If November was a turkey, December was a fat old man dispensing lumps of coal.

A few bright spots, like Rudolph's nose, did shine out. December 2002 occupancies in San Francisco far surpassed last December's - by a glowing 13.4 percent. And the city only had to sacrifice 5.6 percent in room rate to achieve that occupancy. San Francisco's December was a gift to the rest of the region, in that it brought up the month's occupancy average of all ten markets to a positive 3.0 percent.

We continue charting San Francisco's occupancy fortunes in the accompanying chart. Although the numbers change, notice how parallel the lines are (except for 9-11) year-to-year. It's proof of the congruency of the seasons and the nature of that Ferris wheel.

Finally, the National Flat Growth Society Award has to go to Sacramento for recording growth in both rate and occupancy, 2001 to 2002, of 0.3 percent. Many will clamor for their secret.

[SAN FRANCISCO'S MONTHLY HOTEL CHART]

SOURCE: PKF CONSULTING

                 STATISTICS AND TRENDS OF HOTEL-MOTEL BUSINESS
                       NORTHERN CALIFORNIA MONTHLY TRENDS
                               MONTH OF DECEMBER

REPORT OF ROOMS BUSINESS BY LOCATION

                                AVERAGE DAILY ROOM RATE         OCCUPANCY PERCENT
                              --------------------------    -------------------------
                               2002      2001      VAR       2002     2001      VAR
SAN FRANCISCO                 $128.96   $136.65    -5.6%    56.7%     50.0%     13.4%
SAN FRANCISCO AIRPORT           86.97     90.17    -3.6%    50.3%     52.0%     -3.2%
SAN JOSE/PENINSULA             107.04    199.01   -10.1%    45.8%     45.3%      1.0%
OAKLAND/EAST BAY                92.95     95.22    -2.4%    48.3%     49.1%     -1.5%
MONTEREY/CARMEL                143.77    149.02     3.5%    45.8%     47.3%     -3.1%
CENTRAL VALLEY                  59.56     57.62     3.4%    57.2%     57.8%     -1.0%
SACRAMENTO                      78.54     77.28    -1.0%    55.3%     56.5%     -2.1%
MARIN COUNTY                   120.58    125.98    -4.3%    58.9%     58.0%     1.7%
NAPA/SONOMA COUNTIES           101.25    104.11    -2.7%    44.3%     45.8%     -3.4%
OTHER NORTHERN CALIFORNIA       81.13     79.65     1.9%    55.0%     57.6%     -4.5%
                              -------------------------------------------------------
OVERALL AVERAGE               $104.81   $109.17   -4.0%     51.9%     50.4%      3.0%
                              =======================================================

REPORT OF ROOMS BUSINESS BY AVERAGE DAILY RATE

                                AVERAGE DAILY ROOM RATE         OCCUPANCY PERCENT
                              --------------------------    -------------------------
                               2002      2001      VAR       2002     2001      VAR
OVER $110.00                  $149.69   $154.73    -3.1%    52.6%     50.4%      4.3%
$80.00 TO $110.00               93.61    100.13    -6.5%    50.8%     47.0%      7.6%
UNDER $80.00                    59.64     62.69    -4.9%    52.2%     53.4%     -2.2%
                              -------------------------------------------------------
OVERALL AVERAGE               $104.81   $109.17    -4.0%    51.9%     50.4%      3.0%
                              =======================================================

REPORT OF ROOMS BUSINESS BY SIZE OF PROPERTY

                                AVERAGE DAILY ROOM RATE         OCCUPANCY PERCENT
                              --------------------------    -------------------------
                               2002      2001      VAR       2002     2001      VAR
OVER 400 ROOMS                $124.75   $129.16    -3.4%    55.1%     50.6%      9.0%
250 TO 400 ROOMS               117.55    125.43    -8.3%    49.6%     47.1%      5.2%
150 TO 250 ROOMS                99.68    104.51    -4.6%    46.6%     47.1%     -1.1%
UNDER 150 ROOMS                 80.49     84.10    -4.3%    54.0%     54.6%     -1.1%
                              -------------------------------------------------------
OVERALL AVERAGE               $104.81   $109.17    -4.0%    51.9%     50.4%      3.0%
                              =======================================================

SOURCE: PKF CONSULTING

TRENDS
IN THE HOTEL INDUSTRY(R)                        [PKF CONSULTING LETTERHEAD]

San Francisco
-------------
December 2002

                 STATISTICS AND TRENDS OF HOTEL-MOTEL BUSINESS
                          SAN FRANCISCO MONTHLY TRENDS
                               MONTH OF DECEMBER

REPORT OF ROOMS BUSINESS BY LOCATION

                     AVERAGE DAILY ROOM RATE          OCCUPANCY PERCENT
                    -------------------------     ------------------------
                     2002      2001      VAR      2002      2001     VAR
UNION/NOB/MOSCONE   $134.69   $142.63   -5.6%     54.9%     50.8%     8.1%
FINANCIAL DISTRICT   135.67    159.72  -15.1%     64.4%     57.7%    11.6%
FISHERMAN'S WHARF     98.06    104.36   -6.0%     58.6%     48.4%    21.2%
CIVIC CENTER/
  VAN NESS           103.38    105.87   -2.4%     53.8%     46.3%    16.0%
                    ------------------------------------------------------
OVERALL AVERAGE     $128.96   $136.65   -5.6%     56.7%     50.0%    13.4%
                    ======================================================

REPORT OF ROOMS BUSINESS BY AVERAGE DAILY RATE

                     AVERAGE DAILY ROOM RATE          OCCUPANCY PERCENT
                    -------------------------     ------------------------
                     2002      2001      VAR      2002      2001     VAR
OVER $160.00        $195.71   $194.53    0.6%     54.2%     45.7%    18.6%
$120.00 TO $160.00   138.30    145.17   -4.7%     56.8%     55.0%     3.2%
UNDER $120.00         92.54    103.63  -10.7%     57.9%     49.0%    18.1%
                    ------------------------------------------------------
OVERALL AVERAGE     $128.96   $136.65   -5.6%     56.7%     50.0%    13.4%
                    ======================================================

REPORT OF ROOMS BUSINESS BY SIZE OF PROPERTY

                     AVERAGE DAILY ROOM RATE          OCCUPANCY PERCENT
                    -------------------------     ------------------------
                     2002      2001      VAR      2002      2001     VAR
OVER 150 ROOMS      $ 99.25   $105.81   -6.2%     49.8%     46.3%     7.6%
150 TO 250 ROOMS     138.39    159.36  -13.2%     51.8%     44.7%    15.9%
250 TO 400 ROOMS     136.27    151.72  -10.2%     52.9%     43.9%    20.6%
OVER 400 ROOMS       131.86    136.54   -3.4%     60.6%     53.9%    12.4%
                    ------------------------------------------------------
OVERALL AVERAGE     $128.96   $136.65   -5.6%     56.7%     50.0%    13.4%
                    ======================================================

                             SOURCE: PKF CONSULTING

                 STATISTICS AND TRENDS OF HOTEL-MOTEL BUSINESS
                       NORTHERN CALIFORNIA MONTHLY TRENDS
                          TWELVE MONTHS ENDED DECEMBER

REPORT OF ROOMS BUSINESS BY LOCATION

                             AVERAGE DAILY ROOM RATE        OCCUPANCY PERCENT
                           -------------------------------------------------------
                             2002     2001       VAR     2002      2001       VAR
SAN FRANCISCO              $146.17   $168.29   -13.1%    65.4%     67.0%     -2.5%
SAN FRANCISCO AIRPORT        98.03    125.24   -21.7%    61.6%     64.7%     -4.9%
SAN JOSE/PENINSULA          123.07    152.04   -19.1%    58.8%     60.7%     -3.2%
OAKLAND/EAST BAY            101.34    110.26    -8.1%    58.4%     63.9%     -8.6%
MONTEREY/CARMEL             194.12    197.57    -1.7%    67.5%     67.6%     -0.2%
CENTRAL VALLEY               63.61     64.65    -1.6%    67.1%     66.8%      0.5%
SACRAMENTO                   86.37     86.14     0.3%    69.3%     69.1%      0.3%
MARIN COUNTY                130.40    139.16    -6.3%    67.0%     71.1%     -5.8%
NAPA/SONOMA COUNTIES        139.70    139.65     0.0%    63.3%     64.1%     -1.3%
OTHER NORTHERN CALIFORNIA    83.82     82.47     1.6%    67.3%     67.3%      0.1%
                           -------------------------------------------------------
OVERALL AVERAGE            $122.01   $138.16   -11.7%    63.6%     65.5%     -2.9%
                           =======================================================

REPORT OF ROOMS BUSINESS BY AVERAGE DAILY RATE

                             AVERAGE DAILY ROOM RATE        OCCUPANCY PERCENT
                           -------------------------------------------------------
                             2002     2001       VAR     2002      2001       VAR
OVER $110.00               $168.86   $188.24   -10.3%    64.7%     66.0%     -1.9%
$80.00 TO $110.00           105.89    122.02   -13.2%    63.4%     63.4%      0.0%
UNDER $80.00                 68.82     80.14   -14.1%    62.2%     66.8%     -6.9%
                           -------------------------------------------------------
OVERALL AVERAGE            $122.01   $138.16   -11.7%    63.6%     65.5%     -2.9%
                           =======================================================

REPORT OF ROOMS BUSINESS BY SIZE OF PROPERTY

                             AVERAGE DAILY ROOM RATE        OCCUPANCY PERCENT
                           -------------------------------------------------------
                             2002     2001       VAR     2002      2001       VAR
OVER 400 ROOMS             $142.05   $165.51   -14.2%    65.3%     65.6%     -0.6%
250 TO 400 ROOMS            136.69    151.96   -10.1%    63.3%     65.4%     -3.3%
150 TO 250 ROOMS            115.55    130.52   -11.5%    59.9%     63.0%     -4.9%
UNDER 150 ROOMS              93.51    103.23    -9.4%    64.4%     66.9%     -3.7%
                           -------------------------------------------------------
OVERALL AVERAGE            $122.01   $138.16   -11.7%    63.6%     65.5%     -2.9%
                           =======================================================


SOURCE PKF CONSULTING

December Market Mix Northern California

Northern California
(Overall)
[Pie Chart]

Group          21.1%
Leisure        29.9%
Commercial     35.8%
Other          13.2%

San Francisco
[Pie Chart]

Group          22.4%
Leisure        41.7%
Commercial     25.1%
Other          10.7%

Northern California
(not including S.F.)

[Pie Chart]

Group          21.8%
Leisure        36.2%
Commercial     30.1%
Other          11.9%


[PKF CONSULTING LOGO]
425 California Street
Suite 1650
San Francisco, CA 94104

[HOSPITALITY ASSET ADVISORS INTERNATIONAL LOGO]

TRENDS(R) is compiled and produced by PKF Consulting. Readers are advised that PKF Consulting does not represent the data contained herein to be definitive. Neither should the contents of this publication be construed as a recommendation of policies or actions. Quotation and reproduction of this material are permitted with credit to PKF Consulting, a wholly-owned subsidiary of Hospitality Asset Advisors International.

[PKF CONSULTING LOGO]

                 STATISTICS AND TRENDS OF HOTEL-MOTEL BUSINESS
                          SAN FRANCISCO MONTHLY TRENDS
                          TWELVE MONTHS ENDED DECEMBER

REPORT OF ROOMS BUSINESS BY LOCATION

                            AVERAGE DAILY ROOM RATE           OCCUPANCY PERCENT
                           --------------------------  -------------------------
                            2002       2001     VAR         2002    2001    VAR

UNION/NOB/MOSCONE          $154.20   $174.42   -11.6%      64.4%   66.1%   -2.6%
FINANCIAL DISTRICT          169.98    209.23   -18.8%      66.7%   68.9%   -3.1%
FISHERMAN'S WHARF           122.43    149.55   -18.1%      72.8%   68.9%    5.7%
CIVIC CENTER/VAN NESS       111.71    116.83    -4.4%      63.8%   67.9%   -6.0%
                           --------------------------  -------------------------
OVERALL AVERAGE            $146.17   $168.29   -13.1%      65.4%   67.0%   -2.5%
                           =====================================================


REPORT OF ROOMS BUSINESS BY AVERAGE DAILY RATE

                            AVERAGE DAILY ROOM RATE           OCCUPANCY PERCENT
                           --------------------------  -------------------------
                            2002       2001      VAR        2002    2001    VAR
OVER $160.00               $201.94   $229.39   -12.0%      61.8%   63.3%   -2.5%
$120.00 TO $160.00          160.75    179.41   -10.4%      67.0%   68.8%   -2.6%
UNDER $120.00               110.55    134.50   -17.8%      66.2%   67.6%   -2.1%
                           --------------------------  -------------------------
OVERALL AVERAGE            $146.17   $168.29   -13.1%      65.4%   67.0%   -2.5%
                           =====================================================


REPORT OF ROOMS BUSINESS BY SIZE OF PROPERTY

                            AVERAGE DAILY ROOM RATE           OCCUPANCY PERCENT
                           --------------------------  -------------------------
                            2002      2001      VAR         2002    2001    VAR
UNDER 150 ROOMS            $109.10   $130.23   -16.2%      59.3%   63.1%   -6.0%
150 TO 250 ROOMS            157.82    184.69   -14.5%      58.9%   65.3%   -9.9%
250 TO 400 ROOMS            154.14    172.03   -10.4%      63.7%   65.6%   -2.9%
OVER 400 ROOMS              150.29    174.10   -13.7%      68.4%   68.8%   -0.6%
                           -----------------------------------------------------
OVERALL AVERAGE            $146.17   $168.29   -13.1%      65.4%   67.0%   -2.5%
                           =====================================================


SOURCE: PKF CONSULTING

--------------------------------------------------------------------------------
                  TRENDS(R) is compiled and produced by PKF
(HOSPITALITY      Consulting. Readers are advised that PKF            (PKF
ASSET ADVISORS    Consulting does not represent the data            CONSULTING
International     contained herein to be definitive.                  LOGO)
   LOGO)          Neither should the contents of this
                  publication be construed as a recommendation
                  of policies or actions. Quotation and
                  reproduction of this material are permitted
                  with credit to PKF Consulting, a wholly-owned
                  subsidiary of Hospitality Asset Advisors International.
--------------------------------------------------------------------------------

                                   ADDENDUM G

                          HOSPITALITY INVESTMENT SURVEY

                                                             [THE HOSPITALITY
       HOSPITALITY           [PKF CONSULTING LOGO]         RESEARCH GROUP LOGO]
-------------------------------------------------------------------------------
    INVESTMENT SURVEY

                                                          VOLUME 13 NUMBER ONE

    JULY 2002          A PERIODIC PROFESSIONAL PUBLICATION         PRICE: $100


                INVESTORS REMAIN ON  SIDELINES AS ESTIMATES FOR
                      GROWTH IN REVPAR REMAIN QUESTIONABLE

-------------------------------------------------------------------------------
By Scott Smith, MAI

The effects of the 2001 recession and the tragic events on September 11, 2001 have had a dramatic effect on hotel investors' perceptions of the market. The continued decline in hotel operating performance in 2001 has resulted in increased risk associated with providing both debt and equity for hotels. While most economists predict a slow to moderate economic recovery, the 2002 edition of the Hospitality Investment Survey confirms values declining from those we reported in our previous survey conducted in 2000.

What began as a slowdown in the U.S. lodging industry in the fourth quarter of 2000 held through year-end 2001, as operating results nationwide continued to decline. According to the latest edition of PKF Consulting and The Hospitality Research Group's Trends in the Hotel Industry -- USA, the major U.S. markets experienced an 11.2 percent decline in revenue per available room (RevPAR) in 2001 as compared to the previous year's results. This decline was driven mainly by a 7.3 point drop in occupancy. Compounding the occupancy drop were the room-rate discounting practices starting by hotel managers in an attempt to stimulate travel after September 11. The net result for the year was a decline in average daily room rate (ADR) of 4.3 percent.

The primary question, and hence the perceived risk level for lodging investors, is when will the recovery occur? Our forecast indicates that, as a group, the major metropolitan markets will not surpass their 2000 RevPAR level until 2004. However, the hotel business is heavily influenced by local market conditions. Therefore, just as year-to-year market growth or decline varies significantly from city to city, so will the pace of market recovery.

Beginning in mid-2001, the majority of lenders have all but discontinued providing long-term financing for most hotel properties, particularly within the limited-service segment. Although refinance and acquisition loans are taking place in some selected markets, lenders for the most part are waiting for concrete evidence that the lodging industry is, in fact, on the rebound. Only borrowers with established banking relationships, proven management, and quality franchise affiliations have been successful in acquiring mortgage financing.

On the equity side, buyers of lodging properties are also taking a wait-and-see attitude, as few quality properties have been offered on the market. Several opportunity funds have been established to take advantage of the soft market; however, most owners of good quality hotels are still within acceptable debt coverage ratio limits and consequently are not inclined to sell in a down market. Only older properties

Continued on page 2

--------------------------------------------------------------------------------

                                    TABLE 1
                   Investment Trends in the Lodging Industry

INVESTMENT CRITERIA              2002    2000     1998     1996    1995      1994     1992      1990      1988      1986

------------------------------------------------------------------------------------------------------------------------
Overall Capitalization Rate    11.20%   11.26%   10.87%   11.10%   11.04%    11.20%   11.90%   10.20%    11.10%     10.90%

Discount Rate                  16.31%   14.54%   13.50%   14.10%   14.57%    14.70%   16.00%   15.00%    14.60%     13.80%

Holding Period (Years)          9.11     8.60     5.53     6.70     6.27      7.10     8.40     9.60      8.80       9.30

Debt Coverage Ratio             1.52     1.41     1.38     1.40     1.38      1.40     1.60     1.30      1.30       1.30

Interest Rate                   8.18%    9.21%    7.65%    9.10%    9.59%     9.90%    8.90%   11.50%    11.60%     10.10%

Loan-to-Value Ratio            63.60%   66.41%   65.33%   69.70%   69.12%    68.00%   67.40%    69.00%   73.60%     72.50%


Source: The Hospitality Research Group, the research affiliate of PKF Consulting

---------------------------------------------------------------------------------------------------------------------------

                         HOSPITALITY INVESTMENT SURVEY


     Investors Remain on Sidelines as Estimates for Growth in RevPAR Remain Questionable

Continued from page 1

located in an oversupplied market with little or no positive cash flow are selling at highly discounted values. Equity investors for these troubled assets require significant returns at a much higher level than we have seen since the early 1990s.

     Our survey of both equity and debt investors reflects the added risk associated with estimating future cash flows in these uncertain times. While overall capitalization rates remain stable, the decrease in net operating income and uncertainty in the market have resulted in decreasing values of lodging properties. However, equity dividend rates, or cash-on-cash returns, continue to provide good returns. As a result, many owners are electing to hold onto their assets. As the market appears to be at the bottom of its investment cycle, owners are selling only those assets that are over-leveraged or not strategically desirable. The results of our investor survey, presented in the following tables, tend to bear out these observations. Yield rates, or IRRs, were higher in 2002 than in any previous year since 1992, as indicated on Table
1. More importantly, the spread between the overall capitalization rate and the discount rate is at its highest level, suggesting owner expectations for growth in net operating income are surpassing recent historical performance.

     Related statistics, such as the holding period, indicate that investors are waiting for the market to rebound and not taking the discount on today's values. Loan-to-value ratios have remained somewhat stable, suggesting that lenders feel current terms afford adequate protection from any increase in delinquency and default risk.

     Table 2 presents comparative investment criteria for both the full-service and limited-service sectors. By almost all measures, the desirability of the full-service sector as an investment vehicle is well demonstrated. If we look back at our last issue of Hospitality Investment Survey, which covered 2000, we see that capitalization rates have been relatively stable for both full-service and limited-service properties. However, the increase in the IRR/Discount Rate, particularly for the limited-service sector, is substantially higher than previous years, indicating an increased risk profile in estimating future cash flow growth.

     Looking at mortgages offered for these two property types, we find that they both tend to command similar terms. The current decline in ADR and the resulting decline in net operating income in the upscale and luxury full-service segment have tended to increase the risk premium associated with this class. As presented on Table 3, debt coverage ratios and loan-to-value ratios are consistent between the two property types. As compared to our previous survey, we are seeing a slight increase in the debt-coverage ratio for both property types.

Continued on page 3


                                    TABLE 2

                           INVESTMENT CRITERIA, 2002





INVESTMENT                                       AVERAGE         LOW            HIGH

CAPITALIZATION RATES (AFTER
FEES AND RESERVES)

Full-Service.................................     10.93%         9.00%          15.00%
Limited-Service..............................     11.33%        10.50%          13.50%
                                                  -----         -----           -----
All Properties...............................     11.20%

TERMINAL CAPITALIZATION (AFTER
FEES AND RESERVES)

Full-Service.................................     10.67%         9.00%          12.00%
Limited-Service..............................     11.70%        11.00%          12.00%
                                                  -----         -----           -----
All Properties...............................     11.03%

INTERNAL RATE OF RETURN/
DISCOUNT RATE

Full-Service.................................     14.39%        12.00%          19.00%
Limited-Service..............................     17.20%        14.50%          20.50%
                                                  -----         -----           -----
All Properties...............................     16.31%

EQUITY YIELD

Full-Service.................................     19.95%        14.50%          26.00%
Limited-Service..............................     23.50%        20.00%          26.00%
                                                  -----         -----           -----
All Properties...............................     20.94%

CASH-ON-CASH RETURN

Full-Service.................................      9.19%         6.50%          12.00%
Limited-Service..............................      8.75%         8.00%          10.00%
                                                  -----         -----           -----
All Properties...............................      8.96%

HOLDING PERIOD (YEARS)

Full-Service.................................     10.33          3.50           20.00
Limited-Service..............................      7.00          3.00           10.00
                                                  -----         -----           -----
All Properties...............................      9.11

MARKETING PERIOD (MONTHS)

Full-Service.................................      9.55          6.00           15.00
Limited-Service..............................      9.00          6.00           11.00
                                                  -----         -----           -----
All Properties...............................      9.53

Source: The Hospitality Research Group, the research affiliate of PKF Consulting


                         HOSPITALITY INVESTMENT SURVEY

                                    Table 3
                              Mortgage Terms, 2002

                            AVERAGE     LOW     HIGH
LOAN-TO-VALUE RATIO
Full-Service                62.00      52.50    75.00
Limited-Service             65.56      50.00    75.00
                            -------------------------
All Properties              63.60

INTEREST RATES
Full-Service                8.25%      7.00%   9.00%
Limited-Service             8.11%      7.00%   9.50%
                            -------------------------
All Properties              8.18%

AMORTIZATION PERIOD (years)
Full-Service                22.39      17.50   25.00
Limited-Service             24.03      15.00   30.00
                            -------------------------
All Properties              23.13

LOAN TERM (YEAR OF BALLOON)
Full-Service                 8.41       5.00   20.00
Limited-Service             12.50       5.00   30.00
                            -------------------------
All Properties              10.25

DEBT COVERAGE RATIO
Full-Service                 1.54       1.30    1.75
Limited-Service              1.49       1.35    1.60
                            -------------------------
All Properties               1.52

Source: The Hospitality Research Group, the research affiliate of PKF Consulting

DISTRESSED PROPERTIES

Our survey was targeted towards mostly investment-grade properties. Not provided in the survey are underwriting criteria for older properties approaching functional and economic obsolescence. These properties are selling at highly discounted levels, or at a liquidation value. Capitalization rates, assuming a positive cash flow, could be 200 to 200 basis points higher for these properties than reported in our survey. Lenders providing financing for this property type typically require a strong balance sheet with LTVs in the 55 to 65 percent range. Cash-on-cash returns for this type property could be as high as 15 to 20 percent.

SUMMARY

From an operational standpoint, the hotel industry is struggling to rebound from the 2001 recession and tragic events of September 11. As of this writing, many of the major metropolitan markets have yet to achieve any significant increase in RevPAR. As the effect of the economic recession lingers, most lenders and equity participants are on the sidelines waiting for concrete evidence of positive RevPAR growth. Our survey of both our debt and equity respondents indicated that capitalization rates are not moving significantly higher. Estimating the future growth of cash flows available for debt service has been the primary risk factor in this down market, and as a result, the IRR has increased significantly. On the bright side, growth in new supply has been substantially lower for most segments. When the U.S. economy rebounds, as most economists suggest will happen within the next 12 months, we would expect a more active and positive outlook from both debt and equity players.

Scott Smith, MAI, is a Vice President in the Atlanta office of PKF Consulting.
(404) 842-1150 ext. 253,
scott.smith@pkfc.com

                         ------------------------------

PROBLEM HOTEL LOANS: Q & A

By John B. Corgel, Ph.D.

Q. Are hotel mortgage loans more susceptible than other forms of real estate to delinquency and default problems?

A. Unquestionably, and history bears this out, hotel delinquency and default rates exceed most other property types. Even during normal times, hotel loans can be problematic because of the absence of lease protection and relatively high expense ratios. Nevertheless, hotels have sizeable variable expenses that can be reduced to buffer the risk of moderate revenue declines.

Q. Can hotel management continue to keep expenses low enough during the recovery quarters ahead so that mortgage lenders can sleep at night?

A. Revenue forecasts from the Hospitality Research Group/Torto Wheaton Research econometric model, together with HRG estimates of the potential for hotel expense reduction, indicate that the percent of hotels with debt coverage deficits (i.e., net cash flow less than interest expense) will increase through 2003. The problems are most acute among older independent properties and those with tired brands.

Q. So, this means that possibly even more hotels in the U.S. will become delinquent in their loans during 2002 and 2003? Isn't this going to be a huge problem for hotel lenders.

A. Just because there isn't enough cash coming from hotel operations in a given period to service debts does not mean that hotel borrowers will

Continued on page 4


-------------------------------------- 3 ---------------------------------------

                         HOSPITALITY INVESTMENT SURVEY

Continued from page 3

miss a mortgage payment -- the standard definition of delinquency. Hotels can tap other financial resources to keep mortgages current. The decisions to use these resources are endemic to borrowers. In addition, hotel owners and managers may exercise their options to shut down sections of hotels in an effort to reduce expenses during low occupancy periods.

Q. Suppose, then, for the sake of argument that more and more borrowers do become delinquent as the result of not wanting to dip into their own pockets to make loan payments. Now we have historically high default rates and foreclosures, correct?

A. Many things can happen between the point that borrowers miss their first payments and actual foreclosure. Forbearance on the part of lenders may lead to loan restructuring that gives borrowers, for example, additional time to make payments, new loan terms, and any of a wide variety of other recasting arrangements.

Q. So, now you are saying there will be no additional hotel mortgage defaults during the next year or two?

A. Mortgage default is a very complicated behavioral event. First, borrowers become delinquent because of income deficits relative to debt service obligations, but avoid defaulting when there is substantial equity in their properties. A borrower with $1,000,000 in equity in a hotel property, for example, either will seek additional borrowing or use other resources to keep a loan(s) current before becoming seriously delinquent. Second, borrowers usually do not ruthlessly default. By ruthless default I mean when borrowers decide to miss payments and give up on working with lenders as soon as the market values of their properties fall below remaining loan balances. Borrowers have the option to delay defaulting by continuing to make payments if they foresee recovery of market values in the near future, and this the reinstatement of positive equity.

Q. Okay, when will hotel market values fall below remaining loan balances such that borrowers no longer have equity to protect?

A. Leverage levels are quite low for many hotels today. Therefore, the value of hotel real estate must decline by 40 per cent or more before most loan balances and market values equate. The share prices of public hotel REITs fully recovered during the first quarter of 2002 from their dramatic declines in late 2001. While transactions are off by about 65 percent, the average price per room of the transactions that have occurred from January through April of 2002 do not indicate deep discounts from the same period in prior years. Thus, despite the fact that real estate prices tend to lag RevPAR declines and REIT price movements, the worst seems to be behind us in the hotel real estate market.

Q. Some hotel and real estate people are organizing opportunity funds to purchase equity and debt positions from distressed owners and lenders. If a number of these funds become aggressive buyers, won't the bidding activity they generate help support property prices?

A. A good question, but your argument has conceptual flaws. Opportunity funds promise aggressive returns to investors. To achieve these returns, fund managers, many of whom are well seasoned, must purchase property interests at very low prices. Undoubtedly, some funds will be successful. However, if the pricing is not there, they will exit the hotel real estate market to seek other opportunities, rather than engage in bidding contests.

Q. Many hotel lenders have moved to the sidelines because of lingering uncertainty after the terrorist attacks and recession of 2001. What will lenders need to do to prepare for reentry into hotel lending?

A. If they continue to harbor any uncertainties, they should talk to people like us at PKF Consulting and the Hospitality Research Group. We've gained considerable knowledge during the past year about how hotel markets operate under stress. This knowledge comes from consulting experiences, additional industry data collection and analysis, and the ongoing refinement of our econometric forecasting capabilities. It would be to a lender's advantage to rely on the newly gathered intelligence of these and other firms in the hotel industry as the lending community discovers opportunities to make hotel loans again.

John B. Corgel, Ph.D., is the Managing Director of Applied Research for the Atlanta-based Hospitality Research Group (HRG). HRG is the research affiliate of PKF Consulting. (404) 842-1150 ext. 227, jack.corgel@pkfc.com.

                                GET IN THE LEAD
                      With Hotel Real Estate Data You Need

                       -    Trends in The Hotel Industry
                       -    Benchmarker Reports
                       -    Hotel Outlook Reports

                      Check them out at www.hrgonline.com

--------------------------------------------------------------------------------
HOSPITALITY INVESTMENT SURVEY is compiled and produced by PKF CONSULTING and the HOSPITALITY RESEARCH GROUP. Readers are advised that neither PKF Consulting nor HRG represents the data contained herein to be definitive. Neither should the contents of this publication be construed as recommendation on policies or actions. Quotations or reproduction, in whole or in part, are permitted with credit to PKF Consulting and The Hospitality Research Group. Please address
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